Exhibit 99.1

TCP Regains Compliance with NYSE Minimum Share Price Listing Requirement

Aurora, Ohio (April 4, 2016) - TCP International Holdings Ltd. (NYSE: TCPI) today announced that it received notification from the New York Stock Exchange (“NYSE”) on April 1, 2016, that the Company has regained compliance with the NYSE’s continued listing standard for share price.
On December 23, 2015, the Company was notified by the NYSE that it was not in compliance with the continued listing standards because the average closing price of the Company’s common shares was less than $1.00 over a consecutive 30 trading-day period. The Company regained compliance with the NYSE’s share price standard on March 31, 2016, as both the closing share price of the Company’s common shares and its average closing share price over the preceding consecutive 30 trading-day period exceeded the $1.00 minimum threshold required by the NYSE.

About TCP
TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP’s extensive product offerings include LED and CFL lamps and fixtures, internet-based lighting control solutions and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products. TCP’s products are currently offered through thousands of retail and C&I distributors. Since TCP’s inception, it has sold more than one billion energy efficient lighting products.  For more information, visit http://www.tcpi.com.

Contacts
Brian Catlett
Chief Financial Officer
330-954-7689
ir@tcpi.com

Mike Funari
Sapphire Investor Relations, LLC
617-542-6181
ir@tcpi.com